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                                                           Exhibit 15.7


                                  FORM OF

                      SERVICE PLAN AND AGREEMENT

                                 BETWEEN

                OPPENHEIMER DISCIPLINED ALLOCATION FUND AND

                   OPPENHEIMERFUNDS DISTRIBUTOR, INC.

                           FOR CLASS A SHARES


SERVICE PLAN AND AGREEMENT dated the 18th day of March, 1996, by and between Oppenheimer Series Fund, Inc., on behalf of its series, Oppenheimer Disciplined Allocation Fund (the "Fund"), and OppenheimerFunds Distributor, Inc. (the "Distributor").

1. THE PLAN. This Plan is the Fund's written service plan for its Class A Shares described in the Fund's registration statement as of the date this Plan takes effect, contemplated by and to comply with Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, pursuant to which the Fund will reimburse the Distributor for a portion of its costs incurred in connection with the personal service and the maintenance of shareholder accounts ("Accounts") that hold Class A Shares (the "Shares") of such series and class of the Fund. The Fund may be deemed to be acting as distributor of securities of which it is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), according to the terms of this Plan. The Distributor is authorized under the Plan to pay "Recipients," as hereinafter defined, for rendering services
and  for  the  maintenance  of  Accounts.   Such Recipients are intended to
have certain rights as third-party beneficiaries under this Plan.

2. DEFINITIONS. As used in this Plan, the following terms shall have the following meanings:

    (a) "Recipient" shall mean any broker, dealer, bank or other financial institution which: (i) has rendered services in connection with the personal service and maintenance of Accounts; (ii) shall furnish the Distributor (on behalf of the Fund) with such information as the Distributor shall reasonably request to answer such questions as may arise concerning such service; and (iii) has been selected by the Distributor to receive payments under the Plan. Notwithstanding the foregoing, a majority of the Fund's Board of Directors (the "Board") who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements relating to this Plan (the "Independent Directors") may remove any broker, dealer, bank or other institution as a Recipient, whereupon such entity's rights as a third party beneficiary hereof shall terminate.

    (b) "Qualified Holdings" shall mean, as to any Recipient, all Shares owned beneficially or of record by: (i) such Recipient, or (ii) such brokerage or other customers, or investment advisory or other clients of such Recipient and/or accounts as to which such Recipient is a fiduciary or custodian or co-fiduciary or co-custodian (collectively, the "Customers"), but in no event shall any such Shares be deemed owned by more than one Recipient for purposes of this Plan. In the event that two


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          entities would otherwise qualify as Recipients as to the same
          Shares, the Recipient which is the dealer of recordon the Fund's books shall be deemed the Recipient as to such Shares for purposes of this Plan.

3.  PAYMENTS FOR DISTRIBUTION ASSISTANCE.

    (a) Under the Plan, the Fund will make payments to the Distributor, within forty-five (45) days of the end of each calendar quarter, in the amount of the lesser of: (i) .0625% (.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of the Shares computed as of the close of each business day, or (ii) the Distributor's actual expenses under the Plan for that quarter of the type approved by the Board. The Distributor will use such fee received from the Fund in its entirety to reimburse itself for payments to Recipients and for its other expenditures and costs of the type approved by the Board incurred in connection with the personal service and maintenance of Accounts including, but not limited to, the services described in the following paragraph. The Distributor may make Plan payments to any "affiliated person"
        (as defined in the 1940 Act) of the Distributor if such affiliated person qualifies as a Recipient.

        The services to be rendered by the Distributor and Recipients in connection with the personal service and the maintenance of Accounts may include, but shall not be limited to, the following: answering routine inquiries from the Recipient's customers concerning the Fund, providing such customers with information on their investment in shares, assisting in the establishment and maintenance of accounts or sub-accounts in the Fund, making the Fund's investment plans and dividend payment options available, and providing such other information and customer liaison services and the maintenance of Accounts as the Distributor or the Fund may reasonably request.
        It may be presumed that a Recipient has provided services qualifying for compensation under the Plan if it has Qualified Holdings of Shares to entitle it to payments under the Plan. In the event that either the Distributor or the Board should have reason to believe that, notwithstanding the level of Qualified Holdings, a Recipient may not be rendering appropriate services, then the Distributor, at the request of the Board, shall require the Recipient to provide a written report or other information to verify that said Recipient is providing appropriate services in this regard. If the Distributor still is not satisfied, it may take appropriate steps to terminate the Recipient's status as such under the Plan, whereupon such entity's rights as a third-party beneficiary hereunder shall terminate.

        Payments received by the Distributor from the Fund under the Plan will not be used to pay any interest expense, carrying charge or other financial costs, or allocation of overhead of the Distributor, or for any other purpose other than for the payments described in this
        Section 3. The amount payable to the Distributor each quarter will be reduced to the extent that reimbursement payments otherwise permissible under the Plan have not been authorized by the Board for that quarter. Any unreimbursed expenses incurred for any quarter by the Distributor may not be recovered in later periods.

    (b) The Distributor shall make payments to any Recipient quarterly, within forty-five (45) days of the end of each calendar quarter, at a rate not to exceed .0625% (.25% on an annual basis) of the average during the calendar quarter of the aggregate net


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        asset value of the Shares computed as of the close of each business day of Qualified Holdings owned beneficially or of record by the Recipient or by its Customers.

        However, no such payments shall be made to any Recipient for any such quarter in which its Qualified Holdings do not equal or exceed, at the end of such quarter, the minimum amount ("Minimum Qualified Holdings"), if any, to be set from time to time by a majority of the Independent Directors. A majority of the Independent Directors may at any time or from time to time increase or decrease and thereafter adjust the rate of fees to be paid to the Distributor or to any Recipient, but not to exceed the rate set forth above, and/or increase or decrease the number of shares constituting Minimum
        Qualified  Holdings.   The Distributor shall notify all Recipients
        of the Minimum Qualified Holdings and the rate of payments hereunder applicable to Recipients, and shall provide each such Recipient with written notice within thirty (30) days after any change in these provisions. Inclusion of such provisions or a change in such provisions in a revised current prospectus shall be sufficient notice.

    (c) Under the Plan, payments may be made to Recipients: (i) by OppenheimerFunds, Inc. ("OFI") from its own resources (which may include profits derived from the advisory fee it receives from the
        Fund), or (ii) by the Distributor (a subsidiary of OFI), from its own resources.

4. SELECTION AND NOMINATION OF DIRECTORS. While this Plan is in effect, the selection or replacement of Independent Directors and the nomination of those persons to be Directors of the Fund who are not "interested persons" of the Fund shall be committed to the discretion of the Independent Directors. Nothing herein shall prevent the Independent Directors from soliciting the views or the involvement of others in such selection or nomination if the final decision on any such selection and nomination is approved by a majority of the incumbent Independent Directors.

5. REPORTS. While this Plan is in effect, the Treasurer of the Fund shall provide at least quarterly a written report to the Fund's Board for its review, detailing the amount of all payments made pursuant to this Plan, the identity of the Recipient of each such payment, and the purposes for which the payments were made. The report shall state whether all provisions of
Section 3 of this Plan have been complied with. The Distributor shall annually certify to the Board the amount of its total expenses incurred that year with respect to the personal service and maintenance of Accounts in conjunction with the Board's annual review of the continuation of the Plan.

6. RELATED AGREEMENTS. Any agreement related to this Plan shall be in writing and shall provide that: (i) such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by a vote of the holders of a "majority" (as defined in the 1940 Act) of the Fund's outstanding Shares of the Class, on not more than sixty days written notice to any other party to the agreement; (ii) such agreement shall automatically terminate in the event of its "assignment" (as defined in the 1940 Act); (iii) it shall go into effect when approved by a vote of the Board and its Independent Directors cast in person at a meeting called for the purpose of voting on such agreement; and (iv) it shall, unless terminated as herein provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by the Board and its Independent Directors cast in person at a meeting called for the purpose of voting on such continuance.

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7.  EFFECTIVENESS, CONTINUATION, TERMINATION AND AMENDMENT.  This Plan has
been approved by a vote of the Independent Directors cast in person at a meeting called on November 17, 1995 for the purpose of voting on this Plan, and shall take effect on the date first noted above. Unless terminated as hereinafter provided, it shall continue in effect until December 31, 1997 and from year to year thereafter or as the Board may otherwise determine only so long as such continuance is specifically approved at least annually by the Board and its Independent Directors cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by vote of a majority of the Independent Directors or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities of the Class. This Plan may not be amended to increase materially the amount of payments to be made without approval of the Class A Shareholders, in the manner described above, and all material amendments must be approved by a vote of the Board and of the Independent Directors.

                                        OPPENHEIMER SERIES FUND, INC.
                                        on behalf of Oppenheimer
                                        Disciplined Allocation Fund


                                        By: ___________________________



                                        OPPENHEIMERFUNDS DISTRIBUTOR, INC.


                                        By: ___________________________


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                SCHEDULE OF SERVICE PLANS FOR CLASS A SHARES

     Due to the substantial similarity of the Service Plan and Agreement ("Service Plan") with OppenheimerFunds Distributor, Inc. for Class A Shares of the respective series of the Registrant, the following form of Service Plan for Class A Shares on behalf of Oppenheimer Disciplined Allocation Fund and this schedule of omitted documents is filed in accordance with the requirements of Rule 8b-31 under the Investment Company Act of 1940.

     1.  Service Plan for Class A Shares for Connecticut Mutual
     Government Securities Accout.

     2.  Service Plan for Class A Shares for Connecticut Mutual
     Income Account.

     3.  Service Plan for Class A Shares for Oppenheimer Disciplined
     Value Fund.

     4.  Service Plan for Class A Shares for Oppenheimer LifeSpan
     Growth Fund.

     5.  Service Plan for Class A Shares for Oppenheimer LifeSpan
     Balanced Fund.

     6.  Service Plan for Class A Shares for Oppenheimer LifeSpan
     Income Fund.